Exhibit 8.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

October 24, 2019

TPG Pace Holdings Corp.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Ladies and Gentlemen:

We have acted as counsel to TPG Pace Holdings Corp., a Cayman Islands exempted company (“Pace”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registration Statement on Form S-4, File No. 333-233637, originally filed with the Commission on September 5, 2019 and as amended and supplemented through the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of which this exhibit is a part, relating to (i) the proposal to change Pace’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware by deregistering as a Cayman Islands exempted company and domesticating and continuing as a corporation incorporated under the laws of the State of Delaware (the “Domestication”) and (ii) the transactions contemplated by that certain Transaction Agreement, dated as of June 13, 2019 (as amended on July 22, 2019, October 3, 2019 and as it may be further amended from time to time, the “Transaction Agreement”), by and between Pace, each of the shareholders of Accel Entertainment, Inc., an Illinois corporation (“Accel”) named as Sellers therein (each a “Seller” and collectively, including those Accel shareholders joined to the Transaction Agreement pursuant to the Drag-Along Agreement (as defined in the Registration Statement), the “Sellers”) and David W. Ruttenberg and John S. Bakalar (as successor to Gordon Rubenstein) in their capacity as a Shareholder Representative (and the Domestication and the transactions contemplated by the Transaction Agreement, the “Business Combination”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement, (ii) the Transaction Agreement and (iii) such other corporate records, agreements, documents and other instruments, and such other certificates or comparable documents of public officials and of officers and representatives of Pace, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Pace.

Our opinion set forth below assumes, with your consent: (1) the accuracy and completeness of the statements and facts concerning the Business Combination set forth in the Transaction Agreement and the Registration Statement (and that no transaction or condition described therein and affecting this opinion will be waived by any party), (2) the consummation of the Business Combination in the manner contemplated by, and in accordance with the terms set forth in, the

TPG Pace Holdings Corp.

October 24, 2019

Transaction Agreement and the Registration Statement, (3) the accuracy and completeness of the representations as of the date hereof and as of the effective time of each transaction included in the Business Combination, as applicable, made by Pace set forth in the certificate delivered to us by Pace, dated the date hereof, (4) that any representations or statements made in such certificate which are qualified by knowledge or qualifications of like import are accurate without such qualification, (5) that there will be no change in applicable U.S. federal income tax law from the date hereof through the effective time of each transaction included in the Business Combination, and (6) that the Business Combination will be reported by Pace and its respective affiliates for United States federal and applicable state and local income tax purposes in a manner consistent with our opinion set forth below.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material Tax Considerations—Material U.S. Federal Income Tax Considerations,” insofar as such discussion constitutes statements of U.S. federal income tax law or legal conclusions, and subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material U.S. federal income tax consequences of the Business Combination to beneficial owners of the Public Securities and the material U.S. federal income tax consequences to them of owning and disposing of the Class A-1 Shares and warrants to purchase Class A-1 Shares received in the Business Combination.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, in each case as in effect on the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Business Combination, or any inaccuracy in the facts or assumptions on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed as to any transactions other than the Business Combination or any matter other than those specifically covered by the foregoing opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP